Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Manager, Investor Relations.
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2010 Fourth Quarter Results

Newton, MA (February 18, 2011).  Hospitality Properties Trust (NYSE: HPT) today announced its financial results for the quarter and twelve months ended December 31, 2010.

Results for the Quarter Ended December 31, 2010:

Funds from operations, or FFO, for the quarter ended December 31, 2010, were $104.5 million, or $0.85 per share, compared to FFO for the quarter ended December 31, 2009, of $86.0 million, or $0.70 per share.

Net income (loss) available for common shareholders was ($100.4) million, or ($0.81) per share, for the quarter ended December 31, 2010, compared to $25.5 million, or $0.21 per share, for the same quarter last year.  Net loss available for common shareholders for the quarter ended December 31, 2010, includes a $147.3 million, or $1.19 per share, net loss on asset impairment.

The weighted average number of common shares outstanding was 123.4 million for the quarters ended December 31, 2010 and 2009.

A reconciliation of net income (loss) determined according to generally accepted accounting principles, or GAAP, to FFO for the quarters ended December 31, 2010 and 2009 appears later in this press release.

Results for the Year Ended December 31, 2010:

FFO for the twelve months ended December 31, 2010, were $400.0 million, or $3.24 per share, compared to FFO for the twelve months ended December 31, 2009, of $358.2 million, or $3.32 per share.

Net income (loss) available for common shareholders was ($8.5) million, or ($0.07) per share, for the twelve months ended December 31, 2010, compared to $163.5 million, or $1.51 per share, for the same period last year.  Net loss available for common shareholders for the twelve months ended December 31, 2010, includes a $6.7 million, or $0.05 per share, loss on extinguishment of debt and a $163.7 million, or $1.33 per share, net loss on asset impairment.  Net income available for common shareholders for the twelve months ended December 31, 2009, included a $51.1 million, or $0.47 per share, gain on extinguishment of debt.

The weighted average number of common shares outstanding was 123.4 million and 108.0 million for the twelve months ended December 31, 2010 and 2009, respectively.

A reconciliation of net income (loss) determined according to GAAP to FFO for the years ended December 31, 2010 and 2009 appears later in this press release.

Hotel Portfolio Performance:

For the quarter ended December 31, 2010 compared to the same period in 2009: average daily rate, or ADR, decreased 1.1% to $90.03; occupancy increased 4.0 percentage points to 66.0%; and, as a result, revenue per available room, or RevPAR, increased by 5.3% to $59.42.

For the twelve months ended December 31, 2010 compared to the same period in 2009: ADR decreased 4.8% to $90.36; occupancy increased 5.3 percentage points to 69.3%; and, as a result, RevPAR increased by 3.1% to $62.62.

Hotel Tenants and Managers:

During the twelve months ended December 31, 2010, all payments due to HPT under its hotel leases and management contracts were paid when due except for certain payments from Marriott International, Inc., or Marriott, and Barceló Crestline Corporation, or Crestline.

During the twelve months ended December 31, 2010, the payments HPT received under its management contract with Marriott (Marriott No. 3 contract) covering 34 hotels and requiring minimum returns to HPT of $44.2 million per year, and under its lease with Crestline (Marriott No. 4 contract) covering 19 hotels managed by Marriott and requiring minimum rent to HPT of $28.5 million per year, were $16.9 million and $11.6 million, respectively, less than the minimum amounts contractually required.  HPT applied available security deposits to cover these shortfalls.  Also, during the period between December 31, 2010 and February 17, 2011, HPT did not receive payments to cure shortfalls for the minimum returns due under the Marriott No. 3 and the minimum rent due under the Marriott No. 4 contract of $3.6 million and $1.8 million, respectively, and HPT applied the security deposits it holds to cover these amounts.  At February 17, 2011, the remaining balances of the security deposits for the Marriott Nos. 3 and 4 contracts held by HPT were $6.5 million and $6.5 million, respectively.  At this time, HPT expects that Marriott will continue to pay HPT the net cash flows from operations of the hotels covered by the defaulted contracts.  In the absence of agreements modifying the contract terms between HPT and Marriott or Crestline, HPT currently expects the security deposits it holds from Marriott and Crestline may be fully utilized to cover cash shortfalls in payments HPT expects to receive under these contracts during 2011.  HPT has entered into negotiations with Marriott to modify the agreements covering these hotels and the management agreement covering its 18 Residence Inn hotels (Marriott No. 2 contract).  Although HPT intends to pursue these negotiations, there can be no assurance that any agreement will be reached.

As of December 31, 2010, the remaining availability under the $125.0 million guarantee securing the obligations of InterContinental Hotels Group PLC, or InterContinental, under its four operating agreements with HPT had been reduced to $6.7 million.  In January 2011, the guarantee was fully exhausted.  On February 1, 2011, the payments HPT received under its four operating agreements with InterContinental, which require minimum returns/rents of $153.7 million per year, were $8.1 million less than the minimum amounts contractually required.  HPT applied the available security deposit to cover these shortfalls.  At February 17, 2011, the remaining balance of the security deposit for these InterContinental agreements held by HPT was $28.8 million.   At this time, HPT expects that InterContinental will continue to pay HPT the net cash flows from operations of the hotels included in the defaulted contracts.  In the absence of an agreement or other action modifying the contract terms between HPT and InterContinental, HPT currently expects the security deposit it holds from InterContinental may approximate the 2011 shortfall of the payments it expects to receive compared to the minimum payments due to HPT under these contracts.  HPT has also entered into negotiations with InterContinental to modify its four operating agreements covering 131 hotels.  During these negotiations, HPT entered into an agreement with InterContinental on January 25, 2011, providing that the security deposit held by HPT will secure InterContinental’s obligations under all four operating agreements.  Prior to this January 25 agreement, the security deposit secured InterContinental’s obligations under three of the agreements.  Although HPT intends to pursue further negotiations with InterContinental, there can be no assurance that any further agreement will be reached.

In connection with its ongoing negotiations with both Marriott and InterContinental regarding modified agreements, HPT is considering selling 53 hotels.  As a result, in performing its periodic evaluation of real estate assets for impairment during the fourth quarter of 2010, HPT recorded a loss on asset impairment to reduce the carrying value of 45 of these 53 hotels to their estimated fair value.  As previously noted, discussions with Marriott and InterContinental are ongoing, and there can be no assurance that any modified agreements will be reached or that HPT will decide to sell any or all of these 53 hotels.

Travel Center Leases:

As previously announced, on January 31, 2011, HPT entered into an amendment agreement with TravelCenters of America LLC, or TA, which modified the terms of its two leases with TA.  The amended terms are as follows:

•                  HPT’s lease for 145 travel centers (which it has historically referred to as TA No. 1) was modified effective January 1, 2011, so that the minimum rent is reduced from $165.1 million per year to $135.1 million per year.  The rent will increase to $140.1 million per year, effective February 1, 2012, plus increases beginning in 2012 based upon percentages of increases in gross revenues which exceed a threshold amount.

•                  HPT’s lease for 40 travel centers (which it has historically referred to as TA No. 2) was modified, effective January 1, 2011, so that the minimum rent is reduced from $66.2 million per year to $54.2 million per year, plus increases starting in 2013 based upon percentages of increases in gross revenues that exceed a threshold amount; and the first $2.5 million of percentage rent shall be waived provided the settlement of certain litigation pending against HPT, TA and others is approved.

•                  The $150.0 million of previously deferred rent due from TA to HPT is further deferred, without interest, so that $107.1 million will be due in December 2022 and $42.9 million will be due in June 2024.  These deferred rent amounts will become due and interest may accrue in certain circumstances set forth in the amendment agreement, including a change in control of TA.

All TA obligations to HPT under these modified agreements are current.

Common Dividend:

On January 14, 2011, HPT announced a regular quarterly common dividend of $0.45 per share ($1.80 per share per year) payable to shareholders of record on January 28, 2011; this dividend will be paid on or about February 23, 2011.

Conference Call:

On Friday, February 18, 2011, at 1:00 p.m. Eastern Time, John Murray, President, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter and twelve months ended December 31, 2010.  The conference call telephone number is (800) 230-1074.  Participants calling from outside the United States and Canada should dial (612) 234-9960.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Friday, February 25, 2011.  To hear the replay, dial (800) 475-6701.  The replay pass code is 179292.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s website, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s website about five minutes before the call.  The archived webcast will be available for replay on HPT’s website for about one week after the call. The recording and retransmission in any way of HPT’s fourth quarter conference call is strictly prohibited without the prior written consent of HPT.

Supplemental Data:

A copy of HPT’s Fourth Quarter 2010 Supplemental Operating and Financial Data is available for download at HPT’s website, www.hptreit.com.  HPT’s website is not incorporated as part of this press release.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 289 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, MA.

Hospitality Properties Trust

CONSOLIDATED STATEMENTS OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Hotel operating revenues (1)	$177,463	$168,108	$736,363	$715,615
Minimum rent (1)(2)	83,547	77,196	325,321	301,058
Percentage rent (3)	1,450	1,426	1,450	1,426
FF&E reserve income (4)	5,331	4,525	22,354	18,934
Total revenues	267,791	251,255	1,085,488	1,037,033

Expenses:
Hotel operating expenses (1)	113,537	106,252	477,595	460,869
Depreciation and amortization	58,829	61,624	238,089	245,868
General and administrative	9,565	9,550	38,961	39,526
Total expenses	181,931	177,426	754,645	746,263

Operating income	85,860	73,829	330,843	290,770

Interest income	44	116	260	214
Interest expense (including amortization of deferred financing costs and debt discounts of $1,495, $2,386, $7,123 and $11,046, respectively)	(33,345)	(36,900)	(138,712)	(143,410)
Gain (loss) on extinguishment of debt (5)	—	—	(6,720)	51,097
Loss on asset impairment, net (6)	(147,297)	—	(163,681)	—
Equity in earnings (losses) of an investee	16	(1)	(1)	(134)
Income (loss) before income taxes	(94,722)	37,044	21,989	198,537
Income tax benefit (expense)	1,766	(4,072)	(638)	(5,196)

Net income (loss)	(92,956)	32,972	21,351	193,341
Preferred distributions	(7,470)	(7,470)	(29,880)	(29,880)
Net income (loss) available for common shareholders	$(100,426)	$25,502	$(8,529)	$163,461

Calculation of FFO (7):
Net income (loss) available for common shareholders	$(100,426)	$25,502	$(8,529)	$163,461
Add: Depreciation and amortization	58,829	61,624	238,089	245,868
Loss on extinguishment of debt (5)	—	—	6,720	—
Loss on asset impairment, net (6)	147,297	—	163,681	—
Less: Gain on extinguishment of debt (5)	—	—	—	(51,097)
Deferred percentage rent previously recognized in FFO (3)	(1,163)	(1,163)	—	—
FFO	$104,537	$85,963	$399,961	$358,232

Weighted average common shares outstanding	123,444	123,380	123,403	107,984

Per common share amounts:
Net income (loss) available for common shareholders	$(0.81)	$0.21	$(0.07)	$1.51
FFO (7)	$0.85	$0.70	$3.24	$3.32

See Notes on page 7

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEETS

 (dollars in thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Real estate properties:
Land	$1,377,074	$1,392,472
Buildings, improvements and equipment	4,882,073	5,074,660
	6,259,147	6,467,132
Accumulated depreciation	(1,370,592)	(1,260,624)
	4,888,555	5,206,508

Cash and cash equivalents	4,882	130,399
Restricted cash (FF&E reserve escrow)	80,621	25,083
Other assets, net	218,228	186,380
	$5,192,286	$5,548,370

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$144,000	$—
Senior notes, net of discounts	1,886,356	1,934,818
Convertible senior notes, net of discounts	77,484	255,269
Mortgage payable	3,383	3,474
Security deposits	105,859	151,587
Accounts payable and other liabilities	107,297	103,678
Due to affiliate	2,912	2,859
Dividends payable	4,754	4,754
Total liabilities	2,332,045	2,456,439

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares issued and outstanding, aggregate liquidation preference $317,500	306,833	306,833
Common shares of beneficial interest, $0.01 par value; 150,000,000 shares authorized; 123,444,235 and 123,380,335 shares issued and outstanding, respectively	1,234	1,234
Additional paid in capital	3,462,169	3,462,209
Cumulative net income	2,042,513	2,021,162
Cumulative other comprehensive income	2,231	3,230
Cumulative preferred distributions	(183,401)	(153,521)
Cumulative common distributions	(2,854,644)	(2,632,522)
Total shareholders’ equity	2,860,241	3,091,931
	$5,192,286	$5,548,370

(1)

At December 31, 2010, each of our 289 hotels is included in one of 11 operating agreements; 197 of these hotels are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 92 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers. Certain of our managed hotel portfolios had net operating results that were, in the aggregate, $26,270 and $28,620 less than the minimum returns due to us in the three months ended December 31, 2010 and 2009, respectively, and $85,592 and $75,205 less than the minimum returns due to us in the twelve months ended December 31, 2010 and 2009, respectively. We reflect these amounts in our consolidated statements of income as a reduction to hotel operating expenses when the minimum returns were funded by the manager of these hotels under the terms of our operating agreements, or in the case of our Marriott No. 3 agreement, applied from the security deposit we hold.

(2)

As permitted under the previously announced rent deferral agreement, TA elected to defer rent of $15,000, or $0.12 per share, during the three months ended December 31, 2010 and 2009, respectively. During the twelve months ended December 31, 2010 and 2009, TA elected to defer rent of $60,000, or $0.49 per share, and $60,000, or $0.56 per share, respectively. As of December 31, 2010, TA has deferred rent totaling $150,000 under this agreement. We have not recognized any deferred rents as revenue due to uncertainties regarding future payments of these amounts by TA. Under the terms of the agreement, on January 1, 2010 interest began to accrue on deferred amounts outstanding at 1% per month, and we received and recorded $4,200, or $0.03 per share, and $14,100, or $0.11 per share, of income for the three and twelve months ended December 31, 2010, respectively, which we reflected as rental income in our consolidated statements of income as required under GAAP.

(3)

In calculating net income, we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include these estimated amounts in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters. Percentage rental income included in FFO was $287 and $263 in the fourth quarter of 2010 and 2009, respectively.

(4)

Various percentages of total sales at our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows. We own all the FF&E escrows for our hotels. We report deposits by our third party tenants into the escrow accounts as FF&E reserve income. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income.

(5)

For the twelve months ended December 31, 2010, we recorded a $6,720, or $0.05 per share, loss on the extinguishment of debt relating to our repurchase of $185,696 face amount of our 3.8% convertible senior notes due 2027 for an aggregate purchase price of $185,626, excluding accrued interest. The loss on extinguishment of debt includes unamortized issuance costs and discounts of $7,260, $588 of transaction costs, net of $1,058, representing the equity component of the notes. During the twelve months ended December 31, 2009, we recorded a $51,097, or $0.47 per share, gain on the extinguishment of debt relating to our repurchase of $367,421 face amount of our 3.8% convertible senior notes and various issues of our senior notes for an aggregate purchase price of $303,341 excluding accrued interest. The gain on extinguishment of debt is net of unamortized issuance costs and discounts of $17,837 and includes a portion of the allocated equity component on the convertible notes of $4,854.

(6)

In connection with a decision to pursue the sale of our Crowne Plaza® hotels in Hilton Head, SC and Dallas, TX and our Holiday Inn® hotel in Memphis, TN, we recorded a $16,384, or $0.13 per share, loss on asset impairment in the second quarter of 2010 to reduce the carrying value of these hotels to their estimated fair value less costs to sell. Our Staybridge Suites® hotel in Dallas, TX, is also being offered for sale but we estimated the net realizable value less costs to sell of this hotel was greater than its carrying value. In performing our periodic evaluation of real estate assets for impairment during the fourth quarter of 2010, we revised our assumptions regarding our expected ownership period for 53 of our hotels because we are considering selling these hotels as part of our negotiations with both Marriott and InterContinential. As a result of this change, we recorded a $157,205, or $1.27 per share, loss on asset impairment in the fourth quarter of 2010 to reduce the carrying value of 45 of these 53 hotels to their estimated fair value. In the fourth quarter of 2010, we also recorded a $9,908, or $0.08 per share, valuation adjustment to increase the estimated fair value of our four hotels held for sale. The net loss on asset impairment for the three and twelve months ended December 31, 2010 was $147,297, or $1.19 per share and $163,681, or $1.33 per share, respectively.

(7)

We compute FFO as shown above. Our calculation of FFO differs from the definition of FFO by the National Association of Real Estate Investment Trusts, or NAREIT, because we include deferred percentage rent (see Note 3) and exclude gain (loss) on extinguishment of debt (see Note 5) and net loss on asset impairment (see Note 6). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flows from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities or as a measure of financial performance or liquidity. FFO is among the important factors considered by our Board of Trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance. Also, other REITs may calculate FFO differently than we do.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THE FOREGOING PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S CURRENT BELIEFS AND EXPECTATIONS.  HOWEVER, THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND HPT’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE REFERS TO AN AMENDMENT AGREEMENT WHICH HPT HAS ENTERED WITH TA.  THE DESCRIPTION OF OUR AMENDMENT AGREEMENT WITH TA MAY IMPLY THAT TA CAN AFFORD TO PAY THE REDUCED AND DEFERRED RENT AMOUNTS AND THAT IT WILL DO SO IN THE FUTURE.  IN FACT, SINCE ITS FORMATION TA HAS NOT PRODUCED CONSISTENT OPERATING PROFITS.  IF THE U.S. ECONOMY DOES NOT IMPROVE FROM CURRENT LEVELS OF COMMERCIAL ACTIVITY IN A REASONABLE TIME PERIOD, IF THE PRICE OF DIESEL FUEL INCREASES SIGNIFICANTLY OR FOR VARIOUS OTHER REASONS, TA MAY BECOME UNABLE TO PAY THE REDUCED AND DEFERRED RENTS DUE TO US.

•                  THIS PRESS RELEASE STATES THAT HPT EXPECTS THAT MARRIOTT AND INTERCONTINENTAL WILL CONTINUE TO PAY TO HPT THE NET CASH FLOWS FROM OPERATIONS OF THE HOTELS INCLUDED IN THE DEFAULTED CONTRACTS.  THIS EXPECTATION IS BASED UPON STATEMENTS MADE BY MARRIOTT AND INTERCONTINENTAL TO HPT.  HOWEVER, MARRIOTT AND INTERCONTINENTAL MAY BECOME UNABLE TO MAKE SUCH PAYMENTS, IF THEIR OWN FINANCIAL CONDITIONS DETERIORATE, OR MARRIOTT OR INTERCONTINENTAL MAY REFUSE TO MAKE THESE PAYMENTS FOR SOME OTHER REASON.  HPT HAS CERTAIN CONTRACTUAL RIGHTS TO RECEIVE THESE PAYMENTS BUT COMPANIES WHICH HAVE DEFAULTED ON PAYMENT OBLIGATIONS OFTEN REFUSE TO MAKE ANY PAYMENTS, AND HPT CAN PROVIDE NO ASSURANCE WITH REGARD TO MARRIOTT’S OR INTERCONTINENTAL’S FUTURE ACTIONS.

•                  THIS PRESS RELEASE STATES THAT HPT EXPECTS THAT THE SECURITY DEPOSIT IT HOLDS FROM INTERCONTINENTAL IS AN AMOUNT WHICH MAY APPROXIMATE THE 2011 SHORTFALL OF PAYMENTS IT EXPECTS TO RECEIVE UNDER THE DEFAULTED CONTRACTS.  THIS EXPECTATION IS BASED UPON CASH FLOW PROJECTIONS PREPARED BY INTERCONTINENTAL AND REVIEWED BY HPT AND HPT’S OWN PROJECTIONS.  BOTH INTERCONTINENTAL’S AND HPT’S HISTORICAL PROJECTIONS OF HOTEL CASH FLOWS HAVE, AT TIMES, PROVED INACCURATE.  IF THE U.S. ECONOMY DOES NOT MATERIALLY IMPROVE IN A REASONABLE TIME OR IF THE TRAVEL INDUSTRY SUFFERS SIGNIFICANT ADDITIONAL DECLINES BECAUSE OF ACTS OF TERRORISM OR FOR OTHER REASONS, THE ACTUAL CASH FLOWS FROM THESE HOTELS MAY BE LESS THAN THE AMOUNTS PROJECTED AND MAY BE LOWER BY A MATERIAL AMOUNT.

•                  THIS PRESS RELEASE STATES THAT HPT IS HOLDING AND HAS APPLIED OR MAY APPLY SECURITY DEPOSITS TO COVER THE SHORTFALL OF THE PAYMENTS IT HAS RECEIVED OR EXPECTS TO RECEIVE UNDER THE DEFAULTED HOTEL CONTRACTS COMPARED TO THE MINIMUM PAYMENTS DUE TO HPT UNDER THESE CONTRACTS.  THE SECURITY DEPOSITS WHICH HPT IS HOLDING ARE IN LIMITED AMOUNTS:  APPROXIMATELY $6.5 MILLION FOR THE MARRIOTT NO. 3 CONTRACT, APPROXIMATELY $6.5 MILLION FOR THE MARRIOTT NO. 4 CONTRACT AND APPROXIMATELY $28.8 MILLION FOR THE FOUR INTERCONTINENTAL CONTRACTS AS OF FEBRUARY 17, 2011.  AS DISCUSSED ABOVE, THERE CAN BE NO ASSURANCE REGARDING THE AMOUNTS OF PAYMENTS HPT MAY RECEIVE IN THE FUTURE UNDER THE DEFAULTED CONTRACTS; AND FUTURE SHORTFALLS MAY EXCEED THE AMOUNTS OF THE SECURITY DEPOSITS HPT HOLDS.  MOREOVER, THESE SECURITY DEPOSITS ARE NOT ESCROWED OR OTHERWISE SEGREGATED FROM HPT’S OTHER ASSETS AND LIABILITIES; ACCORDINGLY, WHEN HPT APPLIES THESE SECURITY DEPOSITS TO COVER MINIMUM PAYMENTS DUE, IT WILL RECORD INCOME BUT IT WILL NOT RECEIVE ANY CASH.

•                  THE DESCRIPTION OF OUR NEGOTIATIONS WITH MARRIOTT AND INTERCONTINENTAL MAY IMPLY THAT WE WILL REACH AGREEMENT TO MODIFY CERTAIN OF OUR HOTEL OPERATING AGREEMENTS.  IN FACT, THESE NEGOTIATIONS ARE COMPLEX AND THE PARTIES HAVE CONFLICTING OBJECTIVES, AND WE CAN PROVIDE NO ASSURANCE AS TO WHETHER ANY AGREEMENT TO MODIFY OUR AGREEMENTS WILL BE ACHIEVED.

•                  THIS PRESS RELEASE STATES THAT THE WAIVER OF THE FIRST $2.5 MILLION OF PERCENTAGE RENT PAYABLE UNDER OUR LEASE WITH TA FOR 40 TRAVEL CENTERS IS SUBJECT TO COURT APPROVAL.  THE PROCEDURES NECESSARY TO SETTLE LITIGATION AND TO OBTAIN COURT APPROVAL FOR A SETTLEMENT SOMETIMES PRODUCES UNEXPECTED RESULTS.  WE CAN PROVIDE NO ASSURANCE THAT THE REQUIRED APPROVAL WILL BE OBTAINED.

•                  THIS PRESS RELEASE STATES THAT HPT HAS DECIDED TO PURSUE THE SALE OF FOUR HOTELS AND HAS REDUCED THE CARRYING VALUE OF THREE OF THESE HOTELS TO THEIR ESTIMATED NET REALIZABLE VALUE LESS COSTS TO SELL.  IN FACT, HPT MAY BE UNABLE TO SELL THE HOTELS OR MAY SELL THE HOTELS AT AN AMOUNT THAT IS LESS THAN THEIR ADJUSTED CARRYING VALUE.

•                  THIS PRESS RELEASE STATES THAT HPT HAS CHANGED CERTAIN ASSUMPTIONS REGARDING 53 OF ITS HOTELS AND RECORDED AN ASSET IMPAIRMENT AFFECTING 45 HOTELS OF $157.2 MILLION BECAUSE IT IS CONSIDERING SELLING THESE 53 HOTELS AS PART OF ITS NEGOTIATIONS WITH BOTH MARRIOTT AND INTERCONTINENTAL.  NEGOTIATIONS WITH MARRIOTT AND INTERCONTINENTAL ARE ONGOING AND HPT MAY DECIDE NOT TO SELL SOME OR ALL OF THESE HOTELS.  ALSO, HPT MAY BE UNABLE TO SELL THE HOTELS OR MAY SELL THE HOTELS FOR AMOUNTS THAT ARE LESS THAN THEIR ADJUSTED CARRYING VALUE.  FURTHERMORE, POSSIBLE IMPLICATIONS OF THESE STATEMENTS MAY BE THAT HPT HAS DECIDED NOT TO SELL OTHER HOTELS OR THAT ADDITIONAL IMPAIRMENT LOSSES OR LOSSES WHEN THESE HOTEL SALES ARE COMPLETED MAY NOT OCCUR.  IN FACT HPT IS CONSIDERING THE POSSIBLE SALE OF ADDITIONAL HOTELS; A DECISION TO SELL ADDITIONAL HOTELS MAY RESULT IN ADDITIONAL IMPAIRMENT LOSSES AND THE ACTUAL SALE OF HOTELS FOR LESS THAN THEIR IMPAIRED VALUES COULD RESULT IN ADDITIONAL LOSSES.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING UNDER “RISK FACTORS” IN OUR PERIODIC REPORTS, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

(end)